SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Preliminary Proxy Statement
Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

BIOLASE, INC.

(Name of Registrant as Specified in its Charter)

ORACLE PARTNERS, L.P.

ORACLE INSTITUTIONAL PARTNERS, L.P.

ORACLE TEN FUND MASTER, L.P.

ORACLE ASSOCIATES, LLC

ORACLE INVESTMENT MANAGEMENT, INC.

LARRY N. FEINBERG

PAUL N. CLARK

JEFFREY M. NUGENT

FREDERIC H. MOLL

ERIC VARMA

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On June 13, 2014, Oracle Partners, L.P. issued a press release announcing that it had decisively won its shareholder litigation against Biolase, Inc.

A copy of the press release is filed herewith as Exhibit A.

Additional Information and Where to Find It

Oracle Partners, L.P., Oracle Institutional Partners, L.P., Oracle Ten Fund Master, L.P., Oracle Associates, LLC, Oracle Investment Management, Inc. and Larry N. Feinberg (collectively, “Oracle”), together with Paul N. Clark, Jeffrey M. Nugent, Frederic H. Moll and Eric Varma, are participants in the solicitation of proxies from stockholders in connection with the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Biolase, Inc. (the “Company”). Oracle intends to file a proxy statement (the “2014 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

Oracle may be deemed to beneficially own 6,135,910 shares of the Company’s common stock, representing approximately 16.3% of the Company’s outstanding common stock. None of the other participants owns in excess of 1% of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2014 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive 2014 Proxy Statement with the SEC, Oracle intends to mail the definitive 2014 Proxy Statement and an accompanying proxy card to some or all stockholders pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2014 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2014 Proxy Statement and any other documents filed by Oracle with respect to the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov) or by writing to Oracle Partners, L.P., 200 Greenwich Avenue, Greenwich, CT 06830.

EXHIBIT A

Oracle Partners Decisively Wins Shareholder Litigation Against Biolase, Inc.

Delaware Supreme Court Affirms Court of Chancery Ruling

Paul Clark Confirmed as Biolase Independent Director

GREENWICH, Conn., June 13, 2014 /BusinessWire/ -- Oracle Partners, L.P. ("Oracle Partners"), Biolase, Inc.'s ("Biolase" or the "Company") (Nasdaq: BIOL) largest shareholder, announced that it has decisively won its shareholder litigation against Biolase in a victory for all Company shareholders.

Larry Feinberg, the Managing Member of Oracle's general partner, stated: "Oracle Partners applauds the Delaware Supreme Court’s decision affirming the Court of Chancery’s ruling that Dr. Alex Arrow had resigned from Biolase’s Board of Directors on February 28, 2014 and was replaced by Mr. Paul Clark.”

Mr. Feinberg continued: “This decision significantly benefits all shareholders by breaking the existing deadlock through the addition of Mr. Clark, who has significant public company experience in the pharmaceutical and biotechnology industries, and improving corporate governance by leaving a majority of the Board comprised of independent directors. Furthermore, this decisive ruling should finally end the unnecessary legal expenditures by Biolase in its baseless defense of this litigation. We hope and expect that the non-deadlocked Board will now promptly attend to the financial and operational needs of Biolase."

About Oracle Partners, L.P.

Oracle Partners is a fundamental-research driven investment fund that is exclusively focused on the global healthcare and bioscience industries.

Additional Information and Where to Find It

Oracle Partners, L.P., Oracle Institutional Partners, L.P., Oracle Ten Fund Master, L.P., Oracle Associates, LLC, Oracle Investment Management, Inc. and Larry N. Feinberg (collectively, "Oracle"), together with Paul N. Clark, Jeffrey M. Nugent, Frederic H. Moll and Eric Varma, are participants in the solicitation of proxies from stockholders in connection with the 2014 Annual Meeting of Stockholders (the "Annual Meeting") of Biolase, Inc. (the "Company"). Oracle intends to file a proxy statement (the "2014 Proxy Statement") with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Annual Meeting unless it withdraws its nominations.

Oracle may be deemed to beneficially own 6,135,910 shares of the Company's common stock, representing approximately 16.3% of the Company's outstanding common stock. None of the other participants owns in excess of 1% of the Company's common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2014 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after any filing of its definitive 2014 Proxy Statement with the SEC, Oracle intends to mail the definitive 2014 Proxy Statement and an accompanying proxy card to some or all stockholders pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2014 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2014 Proxy Statement and any other documents filed by Oracle with respect to the Company with the SEC in connection with the Annual Meeting at the SEC's website (http://www.sec.gov) or by writing to Oracle Partners, L.P., 200 Greenwich Avenue, Greenwich, CT 06830.

CONTACT:

 Oracle Partners, L.P.

 Aileen Wiate, Chief Financial Officer

 (203) 862-7900

or

BMC Communications

 Brad Miles, CEO

 (646) 513-3125